| **FINANCIAL SERVICES AGREEMENT**, made as of August 1, 2009.

BETWEEN:

Biostar Pharmaceuticals Inc. ,
A corporation incorporated under the laws of the State of Maryland
("**the Corporation**")

AND:

ELZ Accountancy Corp.
A corporation incorporated under the laws of the State of California
("**ELZ**")

AND:

Elaine Zhao,
An individual residing in the City of Rowland Heights, CA, USA
("**Ms. Zhao**")

WHEREAS Ms. Zhao is an employee and shareholder of ELZ, which is engaged in the business of providing financial services;

AND WHEREAS the Corporation wishes to engage ELZ to provide the services of Ms. Zhao to oversee and manage its financial affairs, on and subject to the terms and conditions herein contained, and ELZ has agreed to provide such services, on and subject to such terms and conditions;

NOW THEREFORE for good and valuable consideration and in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1 DEFINITIONS

In this Agreement, unless the context or subject matter is inconsistent therewith:

a) **"Agreement"** means this agreement, as amended, supplemented or modified in writing from time to time;

b) **"Disability"** means the inability, by reason of sickness or injury, of Ms. Zhao to properly and capably provide the Services in accordance with this Agreement;

c) **"Fiscal Year"** means the fiscal year of the Corporation, January 1 to December 31;

d) **"Service Fee"** has the meaning given to it in subsection 3.1(a);

e) **"Additional Service Fee"** has the meaning given to it in subsection 3.1(b);

f) **"Services"** means the financial services described in section 2.1.

ARTICLE 2
ENGAGEMENT AND SERVICES

2.1 ENGAGEMENT AND SERVICES

The Corporation hereby engages ELZ to provide Ms. Zhao's services as Chief Financial Officer ("CFO") to the Corporation, in accordance with the provisions of this Agreement (the "Services"). In the role of Chief Financial Officer, Ms. Zhao shall provide the following services on behalf of ELZ:

1. Review of the historical accounting records
2. Implementation of appropriate internal financial controls.
3. Interacting with the Company's internal accounting staff
4. Liaison with the Company's auditors and securities attorney regarding filing and reporting requirements
5. Preparation of consolidated financial statements including footnotes
6. Preparation of MD&A for inclusion in SEC filings
7. Preparation as may be required of forecasts and budgets.
8. Signing off on financial statements and regulatory filings
9. Maintaining the books and records and the US bank account(s) for the parent company
10. Meeting with company management and visits to the Company's facilities as may be required
11. Participation at investor meetings and conferences as may be required
12. Taking phone calls from the financial community and investors
13. Other activities appropriate to the responsibilities of being the chief financial officer
14. The preparation and filing of any appropriate state and Federal withholding and tax filings.

2.2 STANDARD OF PERFORMANCE

Ms. Zhao shall faithfully and diligently, to the best of her skills and ability, perform her duties and functions under this Agreement in an efficient and competent manner

2.3 TERM

The term of this Agreement shall be for the period commencing on August 1, 2009 and ending on May 31, 2011 (the "Term") provided, however, that this Agreement may be terminated by either party prior to the expiry of the Term, in accordance with Article 5 of this Agreement. For purposes of clarity, this Agreement shall automatically terminate on May 31, 2011, unless terminated prior to such date in accordance with Article 5, and no further notice, payment in lieu of notice or other payment shall be due to ELZ, or any employee or contractor of ELZ, in respect of such automatic termination.

ARTICLE 3
FEES AND EXPENSES

3.1 SERVICE FEES

a) Service Fee

The Corporation shall pay ELZ a Service Fee, at the rate of $50,000 per annum, which shall be paid quarterly at the beginning of each quarter. In addition, the Corporation shall pay ELZ $1,000 in cash or stock in first year term and $2,000 in cash or stock in second

year term, which shall be paid in the first week of January of each year. Service Fee shall be reviewed bi-annually for the purpose of determining a reasonable increase based on Ms. Zhao's service and performance, subject to parties' written agreement..

b) Additional Service Fee

ELZ shall be eligible to receive an Additional Service Fee in respect of each Fiscal Year ending within the term of this Agreement. The amount of the Additional Service Fee will be based upon the profit of the Corporation, the performance of Ms. Zhao , in the Corporation's sole discretion, in respect of each Fiscal Year. The Additional Service Fee will be calculated and paid within ninety (90) days of the end of the Fiscal Year or of the termination date whichever is earlier.

c) Expenses

The Corporation shall pay or reimburse ELZ or Ms. Zhao for travelling and other expenses actually and reasonably incurred by Ms. Zhao in connection with the performance of the Services and obligations under this Agreement provided that the Ms. Zhao shall furnish to the Corporation statements and vouchers thereof as and when reasonably required by the Corporation.

3.2 BENEFITS

Ms. Zhao shall be entitled to participate in all Benefit Plans generally provided to other executives of the Corporation in the United States which Benefit Plans shall include, dental insurance, medical insurance including a drug plan, disability insurance provided, however, that the Corporation shall retain the right to amend such plans in its sole discretion from time to time, provided such amendments are undertaken generally across the Corporation. Ms. Zhao's entitlement to receive benefits pursuant to the Benefit Plans, shall be subject to the eligibility requirements and terms of the respective Benefit Plans.

ARTICLE 4
DISABILITY

4.1 DISABILITY

In the event of Disability of Ms. Zhao, the Corporation shall continue to pay the Service Fee, less any amounts payable to ELZ or Ms. Zhao under the Benefit Plans in respect of the Disability for a maximum of 180 days of Disability in any period of eighteen (18) months provided, however, that such payments shall cease immediately in the event that ELZ's engagement is terminated upon expiry of the Term or in accordance with Article 5. Thereafter ELZ and/or Ms. Zhao's entitlements shall be limited to the amounts payable, if any, pursuant to the terms of any disability insurance plan then in place.

ARTICLE 5
TERMINATION

5.1 TERMINATION

(a) This Agreement may be terminated by the Corporation during the Term, as follows:

i) The Corporation may terminate this Agreement at any time, without notice, payment in lieu of notice or any other payment whatsoever, for just cause; or

ii) The Corporation may terminate this Agreement at any time without just cause, by giving to ELZ the termination payments and Benefit Plans participation or premium reimbursement referred to in subsection 5.3, in lieu of notice; or

iii) The Corporation may terminate this Agreement without notice, payment in lieu of notice or termination payment, if Ms. Zhao has been unable to provide the Services on behalf of ELZ in a professional and competent manner due to Disability for a total of 180 days in any period of eighteen (18) months;

(b) ELZ may terminate this Agreement at any time by giving four weeks written notice of termination to the Corporation provided, however, that the Corporation shall be entitled to waive all or part of such notice without compensation to ELZ.

5.2 JUST CAUSE

For purposes of subsection 5.1 (a)(i), "just cause" shall include, but shall not be limited to, the following:

(a) a repeated and demonstrated failure on the part of ELZ to ensure that Ms. Zhao performs the Services provided for in this Agreement in a competent manner after it or Ms. Zhao has received written and/or verbal notice of such failure from the Corporation;

(b) Ms. Zhao is convicted of a criminal offence involving fraud or dishonesty;

(c) Ms. Zhao or any member of her family makes any personal profit arising out of or in connection with the business of the Corporation which will casue significant loss to the Corporation;

(d) Ms. Zhao fails to honour the fiduciary duties owed by her to the Corporation, in her role as CFO, including the duty to act at all times in the best interests of the Corporation.

5.3 TERMINATION PAYMENT

Where this Agreement is terminated by the Corporation without just cause pursuant to subsection 5.1(a)(ii), ELZ shall be entitled to receive from the Corporation, in addition to the Service Fee and Additional Service Fee, if any, earned and outstanding as of the date of termination, a lump sum payment equal to:

a) The Service Fee for a three month period; plus

b) A pro-rated amount in respect of the Additional Service Fee for the Fiscal Year in which this Agreement is terminated, equal to A multiplied by B, where: (i) A equals the number of complete months in the Fiscal Year that ELZ provided Services hereunder ; and (ii) B equals the average Additional Service Fee earned by ELZ over the last two Fiscal Years ending prior to the date the Agreement is terminated or, where the Agreement is terminated prior to December 31, the target Additional Service Fee for that Fiscal Year.

The Corporation shall continue the Benefit Plan arrangements then in place under subsection 3.2 above, with the exception of any life or disability insurance coverage, until the earlier of: (i) six (6) months following the date this Agreement was terminated, and (ii) the date Ms. Zhao obtains alternative coverage as a result of new employment or self employment opportunities. The payments referred to in this subsection 5.3 are conditional upon the return of all property belonging to the Corporation by Ms. Zhao, who shall be required to provide written confirmation that all such property has been returned, in a form satisfactory to the Corporation, before such payment is made.

ARTICLE 6
CONFIDENTIALITY

6.1 CONFIDENTIALITY

ELZ shall forever retain, and shall ensure that Ms. Zhao forever retains, in confidence any confidential information concerning the Corporation and its subsidiaries and affiliates and its and their respective businesses including without limitation, confidential information regarding suppliers, customers, products, and marketing and pricing data, as long as such information is not publicly disclosed, except as required either by law or by a court of competent jurisdiction, and this covenant shall survive the termination of this Agreement and remain in ongoing and permanent force and effect.

ARTICLE 7
PERSONAL COVENANTS AND POST-TERMINATION OBLIGATIONS

7.1 NON-SOLICITATION

During the term of ELZ's engagement hereunder and for a term of one year following termination, Ms. Zhao shall not initiate, directly or indirectly, on her own behalf or on behalf of any Person, contact with any Person who is or was a customer of the Corporation within the twelve (12) month period preceding the termination of ELZ's engagemnet hereunder, or who was a prospective customer of the Corporation with whom Ms. Zhao had dealings with in the twelve (12) month period preceding the termination of ELZ's engagement, for the purpose of conducting any business which is the same as or which competes with any part of the business of the Corporation with which Ms. Zhao was involved.

ARTICLE 8
INDEMNITIES

8.1 INDEMNIFICATION BY CORPORATION

The Corporation hereby agrees to indemnify and save harmless ELZ and Ms. Zhao to the extent permitted by applicable law, against all costs, charges and expenses (including any amounts paid to settle any actions or satisfy any judgments) reasonably incurred by ELZ or Ms. Zhao in respect of any civil, criminal or administrative action or proceeding to which it or she is made a party by reason of Ms. Zhao acting in the course of performing the Services contemplated herein.

ARTICLE 9
GENERAL PROVISIONS

9.1 NOTICE

Any notice in writing required or permitted to be given to ELZ hereunder shall be sufficiently given if delivered to Ms. Zhao personally or if left in a sealed envelope at the last mailing address communicated by ELZ to the Corporation. Any notice in writing required or permitted to be given to the Corporation hereunder shall be delivered in a sealed envelope addressed to the Corporation at its then head office, marked for the attention of the Chairman.

9.2 GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the state of California of United States.

9.3 SEVERABILITY

If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced for any reason, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the matters contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable or being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that matters contemplated hereby are fulfilled to the extent possible.

9.4 BINDING EFFECT

This agreement shall be binding on and enure to the benefit of the respective parties and their respective heirs, legal representatives, successors, and permitted assigns.

9.5 SURVIVAL

ELZ acknowledges and agrees that following the termination of this Agreement and the payment by the Corporation to ELZ of the amounts payable to ELZ pursuant to this Agreement as a result of such termination, if any, (and subject to the provisions of Article 8), it shall have no further claims, whether at law or in equity, against the Corporation as a result of the performance of its duties under this Agreement. The parties hereto acknowledge and agree that the provisions of Articles 6, 7 and 8 shall survive the termination of this Agreement.

9.6 CURRENCY

Any reference in this Agreement to "dollar" or "$" shall mean United States ("US") dollars.

9.7 EXECUTION IN COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same Agreement.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto upon the dates respectively indicated below, to be effective as of the date first above written.

Executed on the 1st day of August 2009 by:

Biostar Pharmaceuticals Inc.

By: ______________________

Name: Ronghua Wang
Title: CEO

Executed on the 1st day of August, 2009 by:

ELZ Accountancy Corp.

By: ______________________

Name: Elaine Zhao
Title: Principal

By: ______________________
Elaine Zhao